Filed under Rule 433
File No. 333-153353-03

Final Term Sheet

March 2, 2009

Issuer:	Consumers Energy Company
Security:	$500,000,000 6.700% First Mortgage Bonds due 2019
Maturity:	September 15, 2019
Interest rate:	6.700%
Yield to maturity:	6.706%
Spread to Treasury:	380 basis points
Benchmark Treasury security:	2.750% due February 15, 2019
Benchmark Treasury yield:	2.906%
Optional redemption:	Make-whole call at any time at Treasury rate plus 50 basis points
Interest payment dates:	March 15 and September 15
First interest payment date:	September 15, 2009
Public offering price:	99.952% of principal amount
Trade date:	March 2, 2009
Settlement date:	March 6, 2009 (T+4)
Ratings:	Baa1 / BBB / BBB+ (Moody’s / S&P / Fitch)
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
Joint Book-Running Managers:	Barclays Capital Inc.; J.P. Morgan Securities Inc.; BNP Paribas Securities Corp.; Scotia Capital (USA) Inc.; SunTrust Robinson Humphrey, Inc.
Co-Managers:	Comerica Securities, Inc.;
Greenwich Capital Markets, Inc.;
KeyBanc Capital Markets Inc.;
Wedbush Morgan Securities Inc.;
Blaylock Robert Van, LLC;
Fifth Third Securities, Inc.;
The Williams Capital Group, L.P.
CUSIP:	210518CS3

Consumers Energy Company has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Consumers Energy Company has filed with the SEC for more complete information about Consumers Energy Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Consumers Energy Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-227-2275, Ext. 2663 or J.P. Morgan Securities Inc. collect at 1-212-834-4533.